Exhibit 3(i)

Articles of Incorporation with Statement of Conversion

I

The name of the corporation is Southwest Gas Corporation.

II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue three classes of shares of stock, to be designated respectively, as “Preferred Stock;” “Preference Stock;” and “Common Stock.” The total number of shares which this corporation shall have authority to issue is 67,000,000 and the aggregate par value of all shares that are to have a par value shall be $100,000,000. The number of shares of Preferred Stock shall be 5,000,000 and without par value; the number of shares of Preference Stock shall be 2,000,000 and shall have a par value of each share of said class of $20; the number of shares of Common Stock shall be 60,000,000 and shall have a par value of each share of said class of $1.

1.	PREFERRED STOCK

Except as otherwise provided by law, shares of Preferred Stock may be issued from time to time, in one or more series, and the Board of Directors of the corporation is authorized to fix the rights, preferences, privileges and restrictions granted to or imposed upon any such wholly unissued series.

2.	PREFERENCE STOCK

Except as otherwise provided by law, shares of Preference Stock may be issued from time to time, in one or more series, and the Board of Directors of the corporation is authorized to fix the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, or the liquidation preferences of any wholly unissued series, together with the designation of any such series and the number of shares which shall constitute any such unissued series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

3.	COMMON STOCK

Subject to the voting rights and other rights, preferences and privileges above provided in this Article III with respect to the Preferred Stock and the Preference Stock, and except as otherwise provided by law, shares of Common Stock and/or the holders thereof shall have full voting rights and powers for the election of directors and for all other purposes, voting together as a single class, and shall be entitled to receive dividends as and when they are declared by the Board of Directors. Upon liquidation, distribution or winding up of the corporation, the assets of the corporation available for distribution to the holders of the Common Stock shall be distributed ratably among the holders of all shares of the Common Stock at the time outstanding. The Common Stock shall have no conversion, subscription or preemptive rights, nor shall it be subject to redemption, call or assessment.

IV

(Statement of Conversion)

The name of the converting California limited liability company is Southwest Gas, LLC. The limited liability company’s California Secretary of State file number is 201700310456. The principal terms of the plan of conversion were approved by a vote of the members, which equaled or exceeded the vote required under California Corporations Code section 17710.03. There is one class of members entitled to vote and the percentage vote required is a majority in interest of the members. The limited liability company is converting into a California stock corporation.

V

A. The initial street address and mailing address of the converted corporation is:

5241 Spring Mountain Road, Las Vegas, NV 89150-0002

B. The name and California street address of the converted corporation’s initial agent for service of process are:

Samuel Grandlienard

13471 Mariposa Road, Victorville, CA 92395-5315

VI

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

I declare that I am the person who executed this instrument, which execution is my act and deed.

/s/ John P. Hester
John P. Hester

Incorporator and President and Chief Executive Officer of Southwest Gas Utility Group, Inc., the Managing Member of Southwest Gas, LLC